Exhibit 99.1

ADMA Biologics Announces Third Quarter 2023 Financial Results and Provides Business Update

3Q2023 Total Revenues of $67.3 Million, a 64% Y-o-Y Increase

First-Time Positive GAAP Net Income of $2.6 Million

First-Time Positive Operating Cash Flow of $12.0 Million, Growing Total Cash Balance to $74.2 Million

3Q2023 Adjusted EBITDA(1) Grew to $12.7 Million, a 98% Q-o-Q Increase

FY2023 Total Revenue Now Expected to Exceed $250 Million, Increased from $240 Million

Adjusted EBITDA and Net Income Growth Expected Over the Remainder of 2023 and Beyond

FY2024 and 2025 Total Revenue Guidance Increased to More than $290 Million and $335 Million, Respectively

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, Fla., November 8, 2023 -- ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing, and developing specialty plasma-derived biologics, today announced its third quarter 2023 financial results and provided a business update.

"ADMA advanced its position during the third quarter to become one of the fastest growing, profitable BioPharma companies in the United States. We achieved remarkable results, increasing Adjusted EBITDA by 98% quarter-over-quarter to reach $12.7 million, and realizing two significant milestones: first-time net income profitability, which reached $2.6 million, and first-time positive operating cash flow, which reached $12.0 million,” said Adam Grossman, President and Chief Executive Officer of ADMA. “We believe ADMA’s success is deeply rooted in our innovative business model and unwavering focus on the underserved immune deficient patient populations. While our penetration in this patient segment is encouraging and continues to strengthen, we believe that we are only in the very early stages relative to the potential size of this addressable market.”

Mr. Grossman continued, “The momentum we have established in 2023 has given us the confidence to raise our total revenue guidance again, for full years 2023, 2024, and 2025. With ADMA’s cash holdings growing to $74.2 million during the third quarter and Adjusted EBITDA annualizing at more than $50.0 million, we have established a strong foundation from which we anticipate continuous growth in both revenues and profits at a compounding rate. Further, our ongoing and progressing corporate initiatives, particularly those focused on manufacturing yield enhancement, hold the potential to further accelerate ADMA’s growth outlook and peak earnings. We look forward to advancing what we believe will become one of the most durable earnings outlooks in the BioPharma industry.”

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measures, please see the reconciliation included in the financial tables.

Third Quarter 2023 Milestones & Objectives:

•
Increased Revenue Guidance for Full Years (FY) 2023, 2024, and 2025.  Enabled by strong year-to-date momentum, ADMA increased its revenue outlook for FY 2023, 2024, and 2025. The Company now anticipates exceeding total revenues of $250 million in 2023 and generating more than $290 million and $335 million for 2024 and 2025, respectively.

•
Significant Growth in Underlying Profitability. Driven by 64% year-over-year revenue growth and an expansion of gross margins to 36.6%, ADMA grew Adjusted EBITDA to $12.7 million during the third quarter.  Additionally, ADMA achieved first-time net income profitability, totaling $2.6 million, and generated first-time positive operating cash flow of $12.0 million. The Company anticipates maintaining this momentum throughout the remainder of 2023 and beyond.

•
Strengthened Balance Sheet.  Based on ADMA’s third quarter Adjusted EBITDA growth and cash generation, the Company’s current net leverage ratio has organically improved to an impressive 1.6x.  The balance sheet is anticipated to further strengthen over the coming periods, enabled by forecasted operating cash flow and growing Adjusted EBITDA.

•	Meaningful Presence at Medical Congress. At the Annual 2023 IDWeek International Conference, ADMA sponsored a symposium with two national clinical experts.

o
Dr. Aliyah Baluch, MD, MSc discussed the heightened severity of respiratory viral infections (RVIs) in immunocompromised patients, with up to 80% mortality risk in some cases. She emphasized the lack of a standard RVI management approach, leading to an unmet need. Dr. Baluch also touched on emerging therapies.

o
Dr. Jolan Walter, MD, PhD highlighted the evolving approach to managing infectious diseases in immunocompromised patients, focusing on RVI management. She introduced ASCENIV, a unique intravenous immune globulin with increased titers against respiratory pathogens. Dr. Walter presented a case where ASCENIV effectively managed recurrent respiratory infections that were unresponsive to standard immunoglobulin therapy, and shared her own real-world experience, demonstrating its clinical impact.

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Dr. Jolan Walter stated, “Given the unique plasma composition and antibody titers of ASCENIV™, the product is well equipped to manage at-risk immunocompromised patients in both the preventive and treatment settings.”

•
Mix Continues to Favorably Evolve. ASCENIV’s prescriber and patient base continued to expand during the third quarter of 2023, which drove record utilization and pull-through for the product. ADMA currently expects that the product’s rapid growth will continue for the foreseeable future. Continued product mix shift towards ADMA’s higher margin product beyond current levels represents potential upside to the newly increased revenue guidance, should it occur.

•
Advanced Growth Initiatives. During the third quarter of 2023, the Company made progress advancing its identified growth opportunities.  These initiatives, if successful, may provide potential upside to the FY 2024 and 2025 revenue and earnings guidance.

o
Expanded ASCENIV Production Scale: During the third quarter, ADMA successfully advanced production and filling of multiple ASCENIV batches produced at the expanded, 4,400 liter production scale. The Company expects that this expansion will meaningfully improve the product’s margin profile and increase plant production capacity as fewer batches will be needed to support revenue goals. We believe these benefits could be realized beginning in late 2023 and more materially in 2024 and beyond.

o
Yield Enhancement Opportunities: The Company continued to make progress during the third quarter of 2023 with development scale and laboratory analyses, advancing ADMA’s initiative to capture additional IG production yields. These initiatives are subject to further evaluation, validation of commercial-scale production and requisite regulatory review. If proven successful, these yield enhancements will potentially provide significant upside to the Company’s peak financial targets.

o
Label Expansion: The ongoing post-marketing clinical studies are progressing and may provide label expansion opportunities, further strengthening ADMA’s product portfolio compared to peers, if successful.

•
On-Track BioCenters Expansion. The Company’s BioCenters segment now has nine U.S. Food and Drug Administration (FDA)-licensed collection centers with one additional center operational, collecting plasma and pending FDA licensure. The Company remains on track to have all ten BioCenters FDA-licensed by year-end 2023 and, in the same period, forecasts raw material plasma supply self-sufficiency. ADMA anticipates its strong plasma supply position will support its upwardly revised production and revenue forecasts.

•	Ongoing Strategic Review. ADMA continues to evaluate a variety of strategic alternatives. The exploration of value-creating opportunities remains a top corporate priority.

2023 & Long-Term Financial Guidance:

•
Updated 2023 Financial Guidance: ADMA now anticipates FY 2023 total revenues to exceed $250 million, increased from $240 million previously. Further, ADMA anticipates continued growth in Net Income and Adjusted EBITDA over the remainder of 2023.

•
Updated 2024-2025 Financial Guidance:  The Company increased its intermediate term financial guidance, and now anticipates FY 2024 and 2025 total revenues to exceed $290 million and $335 million, respectively, raised from at least $275 million and $320 million, respectively, previously. Importantly, continued product mix shifts as well as optionality from identified growth initiatives, notably yield enhancement, represent potential upside to these newly provided ranges.  At these revenue levels, ADMA continues to forecast achieving consolidated gross margins in the range of 40-50% and net income margins in the range of 20-30%. These assumptions translate to potential annual gross profit and net income in excess of $110-$160 million and $55-$100 million, respectively, during the 2024-2025 time periods.

Third Quarter 2023 Financial Results:

Total revenues for the three months ended September 30, 2023 were $67.3 million, as compared to $41.1 million during the three months ended September 30, 2022, an increase of $26.2 million, or approximately 64%. The increase is due to increased sales of ADMA’s immunoglobulin products, primarily ASCENIV and BIVIGAM, as the Company continues to experience increased physician, payer and patient acceptance and utilization of ASCENIV and expand its customer base for BIVIGAM. The growth in product revenues during the third quarter was partially offset by a $3.1 million decrease in third-party plasma sales by ADMA’s BioCenters business segment.

Gross profit for the three months ended September 30, 2023 was $24.7 million, as compared to $9.7 million for the same period of a year ago, which represents an increase of $15.0 million. As a result, ADMA achieved a gross margin of 36.6% in the third quarter of 2023 as compared to 23.5% in the third quarter of 2022.

Consolidated GAAP Net Income was $2.6 million for the third quarter of 2023, as compared to a GAAP Net Loss of $14.9 million for the third quarter of 2022. This $17.5 million improvement in ADMA’s results of operations is primarily due to the increase in operating income of $18.0 million.

ADMA grew Adjusted EBITDA to $12.7 million for the three months ended September 30, 2023, as compared to an Adjusted EBITDA loss of $6.1 million the same period of a year ago. The improvement is driven primarily by increased sales and gross profit.

At September 30, 2023, ADMA had working capital of $231.9 million, primarily consisting of $163.1 million of inventory, cash and cash equivalents of $74.2 million and $31.3 million of accounts receivable, partially offset by current liabilities of $41.8 million.

Conference Call Information
To attend the conference call seamlessly on November 8, 2023 at 4:30 p.m. ET, participants may register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event starting (although you may register and dial in at any time during the call). A live audio webcast of the call will be available under “Events & Webcasts” in the investor section of the Company’s website, https://ir.admabiologics.com/events-webcasts. An archived webcast will be available on the Company’s website approximately two hours after the event.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the FDA in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes, such as bacteria and viruses and prevent against infection and disease. ASCENIV is protected by U.S. Patents: 9,107,906, 9,714,283 and 9,815,886. Certain data and other information about ASCENIV™ or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About BIVIGAM®

BIVIGAM (immune globulin intravenous, human – 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). BIVIGAM was approved by the FDA in May 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), including, but not limited to the following group of genetic disorders: X-linked and congenital agammaglobulinemia, common variable immunodeficiency, Wiskott-Aldrich syndrome, and severe combined immunodeficiency. BIVIGAM contains a broad range of antibodies similar to those found in normal human plasma. These antibodies are directed against bacteria and viruses and help to protect PI patients against serious infections. BIVIGAM is a purified, sterile, ready-to-use preparation of concentrated human Immunoglobulin antibodies. Certain data and other information about BIVIGAM® or ADMA Biologics and its products can be found on the Company’s website at www.admabiologics.com.

About ADMA BioCenters

ADMA BioCenters operates FDA-licensed facilities specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional, and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.admabiocenters.com.

About ADMA Biologics, Inc.

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 and European Patent No. 3375789, among others, related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes EBITDA and Adjusted EBITDA are useful to investors in evaluating the Company’s financial performance. The Company uses EBITDA and Adjusted EBITDA as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. EBITDA and Adjusted EBITDA should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with U.S. GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc., and its subsidiaries (collectively, “our”, “ADMA” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain such words as “anticipates,” “believes,” “could,” “can,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “plans,” “predicts,” “projects,” “should,” “targets,” “will,” “would,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations and certain non-GAAP reconciliations and financial condition, as well as certain underlying assumptions in connection therewith; the success of ASCENIV™ in future periods and its impact on future results of operations; yield enhancement and label expansion opportunities for the Company’s product portfolio; the higher production scale of ASCENIV and the timing for realizing related benefits; the impact of growth initiatives on our financial outlook; the ability to obtain FDA approval of our tenth plasma collection center and the associated timing in connection therewith; and the ability to achieve source plasma self-sufficiency and the associated timing in connection therewith, as well as benefits thereof. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:
Skyler Bloom
Senior Director, Business Development and Corporate Strategy | 201-478-5552 | sbloom@admabio.com

INVESTOR RELATIONS CONTACT:
Sam Martin
Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

REVENUES	$67,274,598	$41,090,137	$184,311,323	$104,098,237
Cost of product revenue	42,622,013	31,433,496	126,455,745	83,010,156
Gross profit	24,652,585	9,656,641	57,855,578	21,088,081

OPERATING EXPENSES:
Research and development	595,903	1,041,947	2,854,514	2,539,444
Plasma center operating expenses	466,898	4,859,450	3,580,785	12,755,525
Amortization of intangible assets	178,838	178,838	536,514	536,514
Selling, general and administrative	14,725,787	12,893,139	43,485,001	38,563,136
Total operating expenses	15,967,426	18,973,374	50,456,814	54,394,619

INCOME (LOSS) FROM OPERATIONS	8,685,159	(9,316,733)	7,398,764	(33,306,538)

OTHER INCOME (EXPENSE):
Interest income	423,276	7,236	1,004,551	42,573
Interest expense	(6,397,553)	(5,580,366)	(18,812,144)	(13,542,419)
Loss on extinguishment of debt	-	-	-	(6,669,941)
Other expense	(145,827)	(9,641)	(185,638)	(195,942)
Other expense, net	(6,120,104)	(5,582,771)	(17,993,231)	(20,365,729)

NET INCOME (LOSS)	$2,565,055	$(14,899,504)	$(10,594,467)	$(53,672,267)

BASIC INCOME (LOSS) PER COMMON SHARE	$0.01	$(0.08)	$(0.05)	$(0.27)
DILUTED INCOME (LOSS) PER COMMON SHARE	$0.01	$(0.08)	$(0.05)	$(0.27)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	225,276,980	196,383,935	223,306,331	196,204,893
Diluted	233,761,262	196,383,935	223,306,331	196,204,893

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2023	2022
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$74,156,765	$86,521,542
Accounts receivable, net	31,318,680	15,505,048
Inventories	163,116,105	163,280,047
Prepaid expenses and other current assets	5,107,455	5,095,146
Total current assets	273,699,005	270,401,783
Property and equipment, net	54,814,607	58,261,481
Intangible assets, net	476,902	1,013,415
Goodwill	3,529,509	3,529,509
Right to use assets	9,753,725	10,485,447
Deposits and other assets	6,722,817	4,770,246
TOTAL ASSETS	$348,996,565	$348,461,881

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,851,446	$13,229,390
Accrued expenses and other current liabilities	29,863,726	24,989,349
Current portion of deferred revenue	142,834	142,834
Current portion of lease obligations	982,891	905,369
Total current liabilities	41,840,897	39,266,942
Senior notes payable, net of discount	142,025,542	142,833,063
Deferred revenue, net of current portion	1,725,906	1,833,031
End of term fee	1,567,139	1,500,000
Lease obligations, net of current portion	9,965,088	10,704,176
Other non-current liabilities	434,647	350,454
TOTAL LIABILITIES	197,559,219	196,487,666

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 225,958,084 and 221,816,930 shares issued and outstanding	22,596	22,182
Additional paid-in capital	640,025,888	629,968,704
Accumulated deficit	(488,611,138)	(478,016,671)
TOTAL STOCKHOLDERS' EQUITY	151,437,346	151,974,215
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$348,996,565	$348,461,881

NON-GAAP RECONCILIATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net income (loss)	$2,565,055	$(14,899,504)	$(10,594,467)	$(53,672,267)
Depreciation	1,913,669	1,683,154	5,686,536	4,639,978
Amortization	178,838	178,838	536,514	536,514
Interest expense	6,397,553	5,580,366	18,812,144	13,542,419
EBITDA	11,055,115	(7,457,146)	14,440,727	(34,953,356)
Stock-based compensation	1,694,641	1,313,494	4,441,845	4,145,929
IT systems disruption	-	-	2,769,972	-
Loss on extinguishment of debt	-	-	-	6,669,941
Adjusted EBITDA	$12,749,756	$(6,143,652)	$21,652,544	$(24,137,486)